LETTER AGREEMENT
This Letter Agreement (this “Letter”) is entered into as of September _25_, 2026, by and between T1 Energy Inc., a Delaware corporation (“T1”), and Evervolt Green Energy Holding Pte, Ltd., a Singapore private limited company (“Evervolt”).
RECITALS
WHEREAS, pursuant to the Cell Supply Agreement dated as of September 16, 2026 (the “Cell Agreement”) and the Intellectual Property Purchase Agreement dated as of July 28, 2026, by and between T1 and Evervolt (collectively, the “Agreements”), T1 may from time to time elect to satisfy certain payment obligations through the issuance of shares of T1 common stock;
WHEREAS, Evervolt desires to limit its beneficial ownership of T1’s outstanding common stock to 4.99%; and
WHEREAS, the parties desire to establish procedures governing the issuance of shares under the Agreements in a manner consistent with such ownership limitation.
NOW, THEREFORE, the parties agree as follows:
1.Beneficial Ownership Limitation.
Notwithstanding anything to the contrary in the Agreements, T1 shall not issue any shares of T1 Common Stock to Evervolt to the extent that not less than four (4) Business Days prior to the intended date of such issuance Evervolt has provided T1 a written notice stating that, after giving effect to such issuance, Evervolt, together with its affiliates and any other persons whose ownership would be aggregated with Evervolt for purposes of Section 13(d) of the Securities Exchange Act of 1934, would beneficially own more than 4.99% of the outstanding shares of T1 Common Stock (the “Ownership Limitation”). The Ownership Limitation may be waived, increased, decreased or otherwise modified at any time by Evervolt upon written notice to T1; provided, however, that (i) any waiver of the Ownership Limitation or any increase above 4.99% shall not become effective until the sixty-first (61st) day following T1’s receipt of such written notice. Any decrease in the Ownership Limitation may become effective immediately upon written notice from Evervolt, (ii) to the extent that any regulatory approvals are triggered by Evervolt waiving or increasing the Ownership Limitation, Evervolt shall be solely responsible for such approvals, T1 shall reasonably cooperate, and (iii) Evervolt shall not be entitled to waive or increase the Ownership Limitation such that it may beneficially own more than 19.9% of the T1 Common Stock.
2.Abeyance Shares.
To the extent that any shares of T1 Common Stock otherwise issuable to Evervolt under the Agreements cannot be issued because of the Ownership Limitation, such shares of T1 Common Stock (the “Abeyance Shares”) shall not be issued at such time and instead shall be held in abeyance by T1. The parties acknowledge and agree that Abeyance Shares shall not be deemed issued or outstanding unless and until actually issued by T1 in accordance with this Letter.

3.Subsequent Issuance of Abeyance Shares.
T1 shall at all times reserve and keep available a sufficient number of authorized shares of T1 Common Stock for issuance of all Abeyance Shares.
T1 shall issue Abeyance Shares to Evervolt following receipt of a written notice (the “Issuance Notice”) from Evervolt requesting issuance of a specified number of Abeyance Shares; provided that, (i) the Issuance Notice shall include a certification by an officer or director of Evervolt that Evervolt, together with its affiliates and any other persons whose ownership would be aggregated with Evervolt for purposes of Section 13(d) of the Securities Exchange Act of 1934, immediately following the issuance of the applicable number of Abeyance Shares, will not exceed the Ownership Limitation, and (ii) unless agreed in writing by T1, such number of Abeyance Shares shall not be less than 2,500,000 shares of T1 Common Stock; provided, however, that if the total number of Abeyance Shares at the time of the Issuance Notice is less than 2,500,000 shares, Evervolt may request issuance of all remaining Abeyance Shares. Evervolt shall determine the timing and amount of any such request. T1 shall issue the applicable Abeyance Shares within five (5) Business Days following receipt of the Issuance Notice from Evervolt.
4.Failure to Timely Issue Abeyance Shares
If following an Issuance Notice, T1 fails to issue any Abeyance Shares in accordance with Section 3, T1 shall remain obligated to issue such Abeyance Shares and Evervolt shall be entitled to all rights and remedies available at law or in equity, including specific performance. For the avoidance of doubt, Section 5 shall not limit T1’s liability for any failure to issue Abeyance Shares when required under Section 3.
5.No Right to Cash Payment.
For the avoidance of doubt, the inability to issue shares as a result of the Ownership Limitation shall not obligate T1 to make any cash payment in lieu thereof.
6.No Admission of Beneficial Ownership.
The parties acknowledge and agree that the purpose of this Letter is to facilitate compliance with the Ownership Limitation. Nothing in this Letter shall be construed as an admission by Evervolt regarding the determination of beneficial ownership under Section 13(d) of the Exchange Act or Rule 13d-3 promulgated thereunder.
7.Evervolt Beneficial Ownership
Evervolt shall be solely responsible for determining the number of shares of T1 Common Stock that it beneficially owns. T1 shall be entitled to rely, absolutely, without investigation, on such determination by Evervolt. Under no circumstances shall T1 have any obligation to calculate the beneficial ownership of Evervolt, identify any beneficial owner of T1 Common Stock, or otherwise make any determination, monitor, or otherwise take any action with respect to the Ownership Limitation or any other restrictions set forth in this Letter.

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8.     Miscellaneous.

This Letter shall be governed by and construed in accordance with the laws governing the Agreements.
Capitalized terms used herein shall have the meaning given to them in the Cell Agreement.
This Letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
(Signature page to follow)

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Executed on the date specified above.
T1 ENERGY INC.

By:     Name: Daniel Barcelo
Title: Authorized Signatory Acknowledged and agreed:
EVERVOLT GREEN ENERGY HOLDING PTE, LTD.

By:     Name: Tan Chin Piaw
Title: Director